Exhibit 5.1

March 13, 2008

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, Virginia 20191

Re:	Registration Statement on Form S-4

of SkyTerra Communications, Inc.

Ladies and Gentlemen:

We have acted as special counsel to SkyTerra Communications, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (registration no. 333-144093) (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 27, 2007. The Registration Statement relates to (i) the offer and issuance by the Company of options (the “Options”) to purchase an aggregate of 13,272,096 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), in replacement for and cancellation of options (the “MSV Options”) to purchase limited partnership interests of the Company’s subsidiary, Mobile Satellite Ventures LP, and (ii) the Shares issuable upon exercise of the Options.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) a specimen certificate representing the Common Stock; (v) the form of option agreement (the “Option Agreement”) filed as exhibit 4.1 to the Registration Statement and (vi) certain resolutions of the Board of Directors of the Company relating to the Registration Statement and the transactions contemplated thereby, the Options, the Shares, and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

SkyTerra Communications, Inc.

March 12, 2008

Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated.

In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a)	all Shares will be issued upon the exercise of Options in accordance with option agreements in the form of the Option Agreement;

(b)	the consideration received by the Company for each Share delivered pursuant to each such Option Agreement shall not be less than the exercise prices described in the Registration Statement;

(c)	the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Shares and such stock certificates will conform to the specimen certificate examined by us; and

(d)	to the extent any opinion relates to the enforceability of the choice of New York law in the Option Agreement, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law ss.ss. 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a)	the Shares have been duly authorized by the Company, and when the Shares have been issued and paid for pursuant to the terms of the applicable Option Agreement, the Shares will be validly issued, fully paid and nonassessable; and

(b)	when the Options are delivered in replacement for and termination of the MSV Options in accordance with the procedures set forth in the Registration Statement and the exhibits thereto, each Option will be a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms and conditions of the applicable Option Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’

SkyTerra Communications, Inc.

March 12, 2008

rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

In rendering the opinions set forth above, we have assumed that the Options, the execution and delivery by the Company of, and the performance of its obligations under, the Options and the Option Agreement, and the consummation by the Company of the Offer will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed as exhibits in Part II of the Registration Statement. We do not express any opinion as to whether such execution, delivery and performance by the Company will constitute a violation of, or a breach under, any covenant, restriction or provision that requires a determination with respect to financial ratios or tests or any aspect of the financial condition of the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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